AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 3 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of the 3rd day of August, 2007 by and between GRIFFON CORPORATION, a Delaware corporation (hereinafter the “Company”) and HARVEY R. BLAU (hereinafter the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into an Employment Agreement dated July 1, 2001, as amended subsequently by the Amendment Agreement, dated August 8, 2003 and the Amendment Agreement, dated July 18, 2006 (hereinafter the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to further modify the said Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code.

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references to 35 percent with regard to an amount of voting securities or outstanding stock in Section 1(d) shall henceforth be read to mean 30 percent, effective as of the date hereof.

2.	Section 1(d)(ii) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“(ii) during any period of 12 consecutive months, individuals who at the beginning of such period and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, but excluding any such new director whose initial assumption of office during such 12 month period occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.”

3.	A new sentence shall be added at the end of Section 7, which shall read in its entirety as follows, effective as of the date hereof:

“Notwithstanding the foregoing, any such reimbursement of such costs or expenses shall be made prior to the end of the year following the year in which such cost or expense is incurred.”

4.
The last two sentences of Section 9(b) shall be deleted and the following sentence shall be added at the end of Section 9(b), which shall read in its entirety as follows, effective as of the date hereof:

“Notwithstanding the foregoing, any claims for reimbursement of a proper medical expense shall be paid as soon as administratively feasible following the proper submission of such expense; provided however, that all such claims must be submitted and paid by the end of the year following the year in which such expense is incurred.”

5.	A new sentence shall be added at the end of Section 10(a), which shall read in its entirety as follows, effective as of the date hereof:

“Solely for the purposes of determining whether a “separation of service” has occurred under Code Section 409A, an anticipated reduction in services performed for the Company by Blau of at least 50% upon a termination of employment shall be considered a separation of service.”

6.	Section 10(g)(ii)(C) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“(C) continued medical reimbursement for the remainder of the Employment Term and thereafter the lifetime medical benefits described in Section 9(b); provided that any such reimbursement of such costs or expenses shall be made prior to the end of the year following the year in which such cost or expense is incurred.”

7.	Section 10(g)(ii)(E) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“(E) continued participation in all employee benefit plans or programs available to Griffon employees generally in which Blau was participating on the date of termination of his employment until the end of the Employment Term;”

8.	Section 10(g)(ii)(F) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“(F) other benefits in accordance with applicable plans and programs of the Company.”

9.	Section 10(i)(iii) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“(iii) continued medical reimbursement for the remainder of the Employment Term and thereafter the lifetime medical benefits described in Section 9(b); provided that any such reimbursement of such costs or expenses shall be made prior to the end of the year following the year in which such cost or expense is incurred;”

10.	Section 10(i)(v) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“(v) continued participation in all employee benefit plans or programs available to Griffon employees generally in which Blau was participating on the date of termination of his employment until the end of the Employment Term; and”

11.	Section 10(i)(vi) and the flush language below such subsection shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“(vi) other benefits in accordance with applicable plans and programs of the Company.”

Payments under this Section 10(i) shall be in full satisfaction of any payments or benefits Blau would otherwise be entitled to under Section 10(g).”

12.	The first sentence of Section 10(j) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“10(j) Notwithstanding the foregoing, if (a) Blau or his estate is to receive payments or benefits under Section 10 for any reason other than due to Blau’s death or due to a Change in Control (which occurs prior to the termination of Blau’s employment hereunder), and (b) Blau is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (c) such payment or benefit would otherwise subject Blau to any tax, interest or penalty imposed under Section 409A(a)(1)(B) of the Code (or any regulation or any guidance promulgated thereunder or with respect to) if the payment or benefit would commence within six months of a termination of Blau’s employment, then such payment or benefit required under Section 10 shall not commence until the first day which is at least six months after the termination of Blau’s employment.”

13.	Section 12(d) shall be added, which shall read in its entirety to read as follows, effective as of the date hereof:

“(d) Any payments due to Blau under this Section 12, shall be paid no later the end of the year following the year in which Blau pays the excise tax on which such Parachute Gross-up is payable under this Section.”

14.
Except as specifically provided in and modified by this Amendment, the Employment Agreement is in all other respects hereby ratified and confirmed and references to the Employment Agreement shall be deemed to refer to the Employment Agreement as modified by this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

GRIFFON CORPORATION

By:	/s/ Patrick L. Alesia
Vice President, Treasurer and Secretary
/s/ Harvey R. Blau
Harvey R. Blau